Pricing Sheet dated February 22, 2008 relating to	Filed pursuant to Rule 433
Terms Supplement No. 56 dated February 12, 2008	Registration Statement No. 333-140456
Relating to the Eksportfinans ASA U.S. Medium-Term Note Program

EKSPORTFINANS ASA
Reverse Convertible Notes

This pricing sheet offers four separate Reverse Convertible Notes, each relating to a different Reference Share.

PRICING TERMS FOR ALL REVERSE CONVERTIBLE NOTES — FEBRUARY 22, 2008
Issuer:	Eksportfinans ASA

Issuer Rating:	Aaa (negative outlook) (Moody’s) / AA+ (Standard & Poor’s) / AAA (Fitch)
Specified Currency:	U.S. dollars
Issue Price:	$1,000 per Reverse Convertible Note
Trade Date:	February 22, 2008
Original Issue Date:	February 27, 2008
Redemption Amount:	If the closing price of the applicable Reference Share quoted by the Relevant Exchange has not been at or below the Knock-In Level of that Reference Share on any Trading Day during the period from the Trade Date up to and including the Determination Date (the Knock-In Level Trigger), as determined by the calculation agent in its sole discretion, a cash payment of $1,000.00 (i.e. 100.00% of the face amount), or
If the Knock-In Level Trigger has occurred, (a) a cash payment of $1,000.00 (i.e. 100.00% of the face amount), if the Final Reference Level of the applicable Reference Share on the Determination Date is equal to or greater than the Initial Reference Level of that Reference Share, as determined by the calculation agent in its sole discretion, or (b) a number of Reference Shares equal to the Share Redemption Amount, (or, at our option, the cash value thereof) if the Final Reference Level of that Reference Share on the Determination Date is less than the Initial Reference Level of that Reference Share.
Final Reference Level:	The closing price of the applicable Reference Share quoted by the Relevant Exchange on the Determination Date.
Share Redemption Amount:	The face amount of the note divided by the Initial Reference Level, subject to adjustments for corporate events.
Interest Payment Dates:	March 27, 2008, April 27, 2008, May 27, 2008, June 27, 2008, July 27, 2008 and August 27, 2008.
Listing:	The Reverse Convertible Notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Agent acting as:	Principal
SPECIFIC TERMS FOR EACH REVERSE CONVERTIBLE NOTE

iShares MSCI
	Weatherford			Emerging Markets
	International Ltd.	Apple Inc.	EMC Corporation	Index Fund
Reference shares:	(“WFT”)	(“AAPL”)	(“EMC”)	(“EEM”)
Determination Date:	August 22, 2008	August 22, 2008	August 22, 2008	August 22, 2008
Maturity date:	August 27, 2008	August 27, 2008	August 27, 2008	August 27, 2008
Interest Rate:	15% per annum	17.5% per annum	14.5% per annum	14.5% per annum
Initial Reference Level:	$66.17	$119.46	$15.28	$141.22
Knock-In Level:	$52.936 (80% of Initial Reference Level)	$95.568 (80% of Initial Reference Level)	$12.224 (80% of Initial Reference Level)	$105.915 (75% of Initial Reference Level)
Share Redemption Amount:	15.112589	8.371003	65.445026	7.08115
CUSIP:	282645DR8	282645DS6	282645DT4	282645DU1

	Per WFT		Per AAPL		Per EMC		Per EEM
	RevCons	Total	RevCons	Total	RevCons	Total	RevCon	Total

Price to Public:	$1,000	$3,233,000	$1,000	$11,800,000	$1,000	$4,187,000	$1,000	$3,067,000
Fees and Commissions:	$15.00	$48,495	$15.00	$177,000	$15.00	$62,805	$15.00	$46,005
Proceeds to Us:	$985.00	$3,184,505	$985.00	$11,623,000	$985.00	$4,124,195	$985.00	$3,020,995

(1)	For additional information, see “Plan of Distribution” in the prospectus supplement for reverse convertible securities (“RevCons”).

You should read this document together with terms supplement no. 56, product supplement no. 1 and the prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Terms Supplement no. 56 dated February 12, 2008
Product Supplement No. 1 dated April 12, 2007	Prospectus Supplement and Prospectus dated February 5, 2007

MORGAN STANLEY

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this terms supplement relates. Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837